UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2010

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13429	94-3196943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

5956 W. Las Positas Boulevard, Pleasanton, CA 94588

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers

On July 20, 2010, our Board of Director approved a change in the computation of payments under our Cash Profit Sharing Plan and our Executive Officer Cash Profit Sharing Plan and changes to the operating profit goals by which certain employees may potentially earn grants of stock options under our Simpson Manufacturing Co., Inc. 1994 Stock Option Plan.

For both the Cash Profit Sharing Plan and the Executive Officer Cash Profit Sharing Plan (together the “Cash Profit Sharing Plans”), our Board of Directors approved, consistent with previous practice, the exclusion from the computation of the operating profit goal of the impairment charge related to the sale of the assets of Simpson Dura-Vent Company, Inc., as well as any gain or loss on the final settlement of the transaction, which is expected in the third quarter of 2010. Our Board of Directors also approved adding back the previously stated value of the impaired assets in the computation of the qualifying level for the Cash Profit Sharing Plans to maintain a comparable return on assets in the computation of the pool of funds available to the Cash Profit Sharing Plans. The reasons for these changes are to avoid penalizing affected employees for executing the long-term strategy of the Company and to maintain the focus of the Cash Profit Sharing Plans on operating performance on an on-going basis.

Also as a result of the sale of the assets of Simpson Dura-Vent Company, Inc., our Board of Directors approved a change to the operating profit goal for employees, including certain executive officers and the independent members of the Board of Directors, whose operating profit goal is based on the Simpson Manufacturing Co., Inc. operating unit. The change involves removing the last 4 months of the 2010 operating profit goal related to the Simpson Dura-Vent Company, Inc. operating unit from the Simpson Manufacturing Co., Inc. operating unit’s operating profit goal for 2010 and is consistent with the period that we expect to maintain ownership of the assets of Simpson Dura-Vent Company, Inc. The Simpson Strong-Tie Company Inc. operating profit goal remains unchanged from the amount disclosed in our current report on Form 8-K, filed December 21, 2009. The reason for this change is to exclude the operating profit goal related to the Simpson Dura-Vent Company, Inc. operating unit, as the actual results will be only partially included in the actual operating profit for 2010 for the Simpson Manufacturing Co., Inc. operating unit.

The previous and current operating profit goals and numbers of shares for the affected Named Executive Officers and for the independent members of our Board of Directors are as follows:

	Previous	Current
	Operating	Operating	Option
	Profit Goal(1)	Profit Goal(2)	Grant

Thomas J Fitzmyers	$58,601,000	$55,806,000	18,000 shares

Barclay Simpson	58,601,000	55,806,000	2,000 shares

Michael J. Herbert	58,601,000	55,806,000	40,000 shares

Karen W. Colonias	58,601,000	55,806,000	50,000 shares

Jeffrey E. Mackenzie	58,601,000	55,806,000	40,000 shares

Each independent member of our Board of Directors	58,601,000	55,806,000	5,000 shares

(1)   Operating Profit Goal relates to Simpson Manufacturing Co., Inc. operating unit.

(2)   Operating Profit Goal relates to Simpson Manufacturing Co., Inc. operating unit excluding the last 4 months of the Simpson Dura-Vent Company, Inc. operating unit’s 2010 operating profit goal.

In April 2008, we adjusted most of our U.S.-based salaried employees’ salaries to levels that were more competitive with similar companies. In 2009, our Compensation and Leadership Development Committee similarly adjusted the salaries of some of our Named Executive Officers. Since we made these adjustments, we have offset the amounts of any payout under our Cash Profit Sharing Plans each quarter by the amounts of the salary increases. At its meeting on July 20, 2010, the Compensation and Leadership Development Committee of our Board of Directors decided to discontinue the offset of the salary increase from payouts under our Cash Profit Sharing Plans beginning with the third quarter of 2010. This decision was based on comparative salary research that was conducted both internally and by an independent compensation consultant.

Compensation of Directors

At its July 20, 2010, meeting, the Compensation and Leadership Development Committee of our Board of Directors approved an increase of $8,000 in the annual retainer paid to independent directors beginning in January 2011. The amount of the annual retainer was last increased in 2005. The Committee also approved an annual fee of $10,000 to be paid to the Lead Independent Director. The fee to be paid to the Lead Independent Director is retroactive to July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	July 23, 2010	By	/s/ Karen Colonias
Karen Colonias
Chief Financial Officer